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                                                                   EXHIBIT 99.1


                                                                    NEWS RELEASE
________________________________________________________________________________

[UNION TEXAS PETROLEUM LOGO]                           1330 Post Oak Boulevard
                                                       P.O. Box 2120
                                                       Houston, Texas 77252-2120
                                                       (713) 623-6544

Contact: Carol L. Cox
         (713) 968-2714


                 UNION TEXAS PETROLEUM FILES SECONDARY OFFERING
                    FOR KKR PARTNERSHIPS TO OFFER 10 MILLION
                   OF THEIR 33 MILLION SHARES IN UNION TEXAS


         Houston, April 21, 1995 -- Union Texas Petroleum Holdings, Inc. (NYSE:UTH) announced today the filing of a registration statement with the Securities and Exchange Commission under which partnerships affiliated with Kohlberg Kravis Roberts & Co. (KKR) will offer 10 million shares of their 33.3 million shares of Union Texas' common stock. As of March 31, 1995, Union Texas had approximately 87.7 million shares of common stock outstanding.

         The offering will be managed by Salomon Brothers Inc (books), CS First Boston, Goldman, Sachs & Co. and Merrill Lynch & Co. In a secondary public offering, 10 million shares are expected to be offered concurrently in the United States and internationally. All shares will be sold by the KKR partnerships. The KKR partnerships have granted the underwriters an option to purchase up to an additional 1.5 million shares to cover over-allotments, if any. Union Texas will not receive any proceeds from the offering.

         Copies of the prospectus relating to the secondary offering may be obtained from Salomon Brothers Inc, 7 World Trade Center, New York, New York 10048, (212) 783-7000.





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         A registration statement relating to the offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.

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